Exhibit 23.3


INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors of
Tremont Advisers, Inc.


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-78346) pertaining to the Tremont Advisers, Inc. Savings Plan (formerly the Tremont Advisers, Inc. 401(k) Savings Plan) of our report dated February 18, 2000 on the financial statements of American Masters Broad Market Prime Fund, L.P. (formerly The Broad Market Prime Fund, L.P.) as of December 31, 1999 and for each of the two years in the period then ended which report is included in the Annual Report on Form 10-KSB of Tremont Advisers, Inc. for the year ended December 31, 1999.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 16, 2000












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